Exhibit 10.1

VERIFONE SYSTEMS, INC.
EXECUTIVE SEVERANCE PLAN
(Effective September 19, 2016)
1.Purpose. The purpose of the Verifone Systems, Inc. Executive Severance Plan (the “Plan”) is to retain certain senior executives of the Company by providing appropriate severance benefits and to ensure their continued dedication to their duties in connection with certain types of termination of employment after a Change in Control (as defined in Section 24(d) below).
2.Eligible Participants. Employees participating in the Plan (each, a “Participant”) will be any executive of the Company who is selected by the Compensation Committee in its sole discretion for coverage by the Plan; provided that the Chief Executive Officer of the Company shall only be eligible to receive benefits under Section 4(a).
3.Non-Change in Control Severance Benefits. If, during a period of time which is not a CIC Termination Period under the Plan, the employment of a Participant is terminated pursuant to a Qualifying Termination, then, subject to the Participant’s execution of a Release, which shall be provided to the Participant no later than five (5) days after the Date of Termination and must be executed by the Participant, become effective and not be revoked by the Participant by the sixtieth (60th) day following his or her Date of Termination, the Company shall provide to the Participant:
(a)a lump-sum cash payment equal to the Participant’s Base Salary; and
(b)for one (1) year after Participant’s Date of Termination, Participant, his or her spouse and his or her dependents will continue to be entitled to participate in the Company’s group health and life insurance plans in which the Participant participates immediately prior to his or her Date of Termination at the same rate as paid by similarly situated employees from time to time (“Benefits Coverage”); provided that the Participant timely elects continuation coverage under Section 4980B(f) of the Code; provided, further, that the Participant, his or her spouse and his or her dependents shall cease to be entitled to Benefits Coverage if and when the Participant obtains alternative employment and becomes eligible for insurance coverage that is substantially similar to the Benefits Coverage, in which case, the Participant must notify the Company within ten (10) days of the commencement of such alternative employment; and provided, further, that to the extent the applicable health and life insurance plans do not permit continuation of the Participant’s or his or her spouse’s or dependents’ participation throughout such period, the Company shall provide the Participant, on the first business day of each calendar quarter, in advance, with an amount which is equal to the Company’s cost of providing such benefits, less the applicable employee rate of participation.

The cash payment specified in Section 3(a) shall be paid on the sixtieth (60th) day (or the next following business day if the sixtieth (60th) day is not a business day) following the Participant’s Date of Termination.

4.Change in Control Severance Benefits.
(a)Effect of a Change in Control on Performance-Based Equity Awards. In the event of a Change in Control, each outstanding Performance-Based Equity Award held by a Participant that was granted after the Effective Date will be deemed earned at the actual performance level as of the date of the Change in Control (taking into account, as applicable, the price per share of Company common stock paid or implied in the transaction giving rise to the Change in Control) with respect to all open performance periods (the “Earned Performance Award”) and will cease to be subject to any further performance conditions. A portion of each Earned Performance Award equal to the product of (i) the Earned

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Performance Award and (ii) a fraction, the numerator of which is the number of days that have elapsed since the beginning of the original performance period through the date on which the Change in Control occurs, and the denominator of which is the total number of days in such performance period, will become immediately payable upon the Change in Control (in shares or cash, as determined by the Compensation Committee in its discretion), and the remainder of the Earned Performance Award will continue to be subject to time-based vesting following the Change in Control in accordance with the original performance period.
(b)Change in Control Severance Benefits. If, during a CIC Termination Period, the employment of a Participant is terminated pursuant to a Qualifying Termination, then, subject to the Participant’s execution of a Release, which shall be provided to the Participant no later than five (5) days after his or her Date of Termination and must be executed by the Participant, become effective and not be revoked by the Participant by the sixtieth (60th) day following his or her Date of Termination, the Company shall provide to the Participant:
(i)a lump sum cash payment equal to the Participant’s Base Salary;
(ii)a lump sum cash payment equal to the Participant’s target annual cash bonus for the year in which his or her Date of Termination occurs;
(iii)for one (1) year after Participant’s Date of Termination, Participant, his or her spouse and his or her dependents will continue to be entitled to Benefits Coverage; provided that the Participant timely elects continuation coverage under Section 4980B(f) of the Code; provided, further, that the Participant, his or her spouse and his or her dependents shall cease to be entitled to Benefits Coverage if and when the Participant obtains alternative employment and becomes eligible for insurance coverage that is substantially similar to the Benefits Coverage, in which case, the Participant must notify the Company within ten (10) days of the commencement of such alternative employment; and provided, further, that to the extent that the applicable health and life insurance plans do not permit continuation of the Participant’s or his or her spouse’s or dependents’ participation throughout such period, the Company shall provide the Participant, on the first business day of each calendar quarter, in advance, with an amount which is equal to the Company’s cost of providing such benefits, less the applicable employee rate of participation; and
(iv)effective as of the later of the Participant’s Date of Termination and the Change of Control, any unvested equity-based awards held by the Participant shall vest in full.
The cash payments specified in paragraphs (i) and, if applicable, (ii) of this Section 4(b) shall be paid on the sixtieth (60th) day (or the next following business day if the sixtieth (60th) day is not a business day) following the Participant’s Date of Termination.

5.No Duplication of Benefits. Except as otherwise expressly provided pursuant to the Plan, the Plan shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy, or other arrangement or individual contract or under any statute, rule or regulation. In the event a Participant is covered by any other plan, program, policy, individually negotiated agreement or other arrangement, in effect as of his or her Date of Termination, that may duplicate the payments and benefits provided for in Section 3 or Section 4, the Compensation Committee is specifically empowered to reduce or eliminate the duplicative benefits provided for under the Plan, such that the Participant receives the treatment provided for by the more favorable provision.
6.Withholding Taxes. The Company shall withhold from all payments due to the Participant (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

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7.Expenses. If any contest or dispute shall arise under the Plan involving termination of a Participant’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, each party shall be responsible for its own legal fees and related expenses, if any, incurred in connection with such contest or dispute; provided, however, that with respect to any contest or dispute arising after a Change in Control, in the event the Participant substantially prevails with respect to such contest or dispute, the Company shall reimburse the Participant on a current basis for all reasonable legal fees and related expenses incurred by the Participant in connection with such contest or dispute, which reimbursement shall be made within thirty (30) days after the date the Company receives the Participant’s statement for such fees and expenses.
8.No Guarantee of Continued Employment. Nothing in the Plan shall be deemed to entitle the Participant to continued employment with the Company or any Related Entity.
9.Restrictive Covenants.
(a)Noncompetition. If a Participant’s employment is terminated in accordance with Section 3 or Section 4 of the Plan, then during the twelve (12) month period immediately following the Participant’s Date of Termination (the “Restricted Period”), the Participant shall not, directly or indirectly, manage, control, participate in, consult with, render services for, or in any manner engage in a Competitive Enterprise.
(b)Nonsolicitation. During the Restricted Period, the Participant shall not, directly or indirectly through another entity:
(i)induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee,
(ii)hire any person who was an employee of the Company within 180 days prior to the date of hire, or
(iii)solicit or attempt to solicit or induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to transact business with a Competitive Enterprise or to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company.
(c)Non-Disparagement. In the event a Participant’s employment is terminated in accordance with Section 3 or Section 4 of the Plan, after the Participant’s Date of Termination, (i) the Participant shall not make any statement that would libel, slander or disparage the Company or its past or present officers, directors, employees or agents and (ii) the Company and its directors and officers shall not make any statement that would libel, slander or disparage the Participant. Either the Participant or the Company may respond accurately to any question, inquiry or request for information from any regulator or investor, or when required by legal process or legal and regulatory requirements, including disclosure requirements under applicable laws.
(d)Confidentiality. No Participant shall disclose to any unauthorized person, firm, corporation or other entity or use for his or her own account any information, observations and data obtained by the Participant during the course of his or her employment concerning the business and affairs of the Company or any Related Entities, including any information concerning acquisition opportunities in or reasonably related to the Company’s business or industry of which the Participant become aware during the Participant’s employment, without the Board’s written consent, unless and to the extent that the aforementioned matters:
(i)become generally known to and available for use by the public other than as a result of the Participant’s acts or omissions,
(ii)were known to the Participant prior to the Participant’s employment with the Company, or
(iii)are required to be disclosed pursuant to any applicable law or court order.

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The Participant shall deliver to the Company upon the termination of the Participant’s employment, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company or any of its subsidiaries (including, without limitation, all acquisition prospects, lists and contact information) that the Participant may then possess or have under his or her control. For the avoidance of doubt, nothing in the Plan or any agreement with, or policy of, the Company restricts or impedes a Participant from providing truthful information to governmental or regulatory bodies, including a Participant’s right to make disclosures under the whistleblower provisions of applicable law or regulations.
(e)Enforcement. If, at the time of enforcement of this Section 9, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area, and the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because each Participant’s services are unique, the parties hereto agree that monetary damages would be an inadequate remedy for any breach of this Section 9. Therefore, in the event of a breach or threatened breach of this Section 9, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).
(f)Recoupment; Cessation of Obligations. In the event that the Participant breaches Section 9(a), 9(b), 9(c) or 9(d) hereof or materially breaches another provision of the Release, the Company shall have the right to recoup from the Participant all payments and benefits (or the value thereof as determined by the Compensation Committee in its sole discretion) provided to such Participant under the Plan and any obligation of the Company to make or provide any payments or benefits under the Plan will cease.
10.Section 280G of the Code.
(a)In the event that any payments or benefits (whether under the Plan or otherwise) payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by the Participant, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of vesting acceleration of equity awards; (2) reduction of Benefits Coverage; and (3) reduction of cash payments. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards were granted on the same date, each award will be reduced on a pro-rata basis.
(b)All determinations required to be made under this Section 10, including the reduction payments hereunder and the assumptions to be utilized in arriving at such determinations, will be made by a public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”), which will provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Company or the Participant that there has been a payment that may be subject to Section 4999 of the Code, or such earlier time as is requested by the Company, and whose determination will be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the

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calculations required by this Section 10, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Participant agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. Any determinations by the Accounting Firm with respect to whether any payments or benefits are subject to reduction under this Section 10 shall be binding upon the Company and the Participant.
11.Successors; Binding Agreement. This Plan shall survive any Change in Control, and the provisions of this Plan shall be binding upon the surviving corporation, which shall be treated as the Company hereunder. The benefits provided under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant dies while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.
12.Notice.
(a)For purposes of the Plan, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid and addressed as follows:
If to the Participant:
The address listed as the Participant’s address in the Company’s personnel files.
If to the Company:

Verifone Systems, Inc.
Attention: General Counsel
88 West Plumeria Drive
San Jose, CA 95134.
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
(b)A written notice of the Participant’s Date of Termination by the Company or the Participant, as the case may be, to the other, shall (i) indicate the specific termination provision in the Plan relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated and (iii) specify the Date of Termination (which date shall be not less than thirty (30) nor more than ninety (90) days after the giving of such notice). The failure by the Participant or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company hereunder or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.

13.Full Settlement; Resolution of Disputes and Costs.
(a)In no event shall the Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Participant under any of the provisions of

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the Plan and, except as provided in the Release, such amounts shall not be reduced whether or not the Participant obtains other employment; provided that the Participant’s entitlement to Benefits Coverage may terminate in connection with the Participant’s commencement of alternative employment as set forth in Section 3(c) or Section 4(b)(iii).
(b)Any dispute or controversy arising under or in connection with the Plan shall be settled exclusively by arbitration in San Jose, California by three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) then in effect. One arbitrator shall be selected by the Company, the other by the Participant and the third jointly by these arbitrators (or if they are unable to agree within thirty (30) days of the commencement of arbitration, the third arbitrator will be appointed by the AAA). Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Notwithstanding anything in the Plan to the contrary, any arbitration panel that adjudicates any dispute, controversy or claim arising between a Participant and the Company, or any of their delegates or successors, in respect of a Participant’s Qualifying Termination that occurs during a CIC Termination Period, will apply a de novo standard of review to any determinations made by such person. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to any such person or characterization of any such decision by such person as final, binding or conclusive on any party.
14.Employment with Subsidiaries. Employment with the Company for purposes of the Plan shall include employment with any Related Entity.
15.Survival. The respective obligations and benefits afforded to the Company and the Participant as provided in Sections 3, 4 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of the Plan), 6, 7, 9, 11 and 13 shall survive the termination of the Plan.
16.GOVERNING LAW; VALIDITY. EXCEPT TO THE EXTENT THE PLAN IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), ALL RIGHTS AND OBLIGATIONS UNDER THE PLAN SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICT OF LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THE PLAN SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THE PLAN, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.
17.Amendment and Termination. The Compensation Committee may amend or terminate the Plan at any time without the consent of the Participants and may remove a Participant from the Plan for any reason; provided that no such removal will take effect until the first day of the Fiscal Year immediately following the Fiscal Year in which the removal action is taken by the Committee. Notwithstanding the foregoing, during a CIC Termination Period, the Plan may not be amended in a manner that is adverse to the interests of the Participants or terminated by the Compensation Committee (or any successor committee thereto) and any Participant’s participation hereunder may not be terminated, in each case without the prior written consent of such Participant.
18.Interpretation and Administration. The Plan shall be administered by the Compensation Committee (or any successor committee). The Compensation Committee (or any successor committee) shall have the authority (a) to exercise all of the powers granted to it under the Plan, (b) to construe, interpret and implement the Plan, (c) to prescribe, amend and rescind rules and regulations relating to the Plan, (d) to make all determinations necessary or advisable with respect to the administration of the Plan, (e) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, and (f) to delegate its responsibilities and authority hereunder to a subcommittee of the Compensation Committee. All determinations by the Compensation Committee (or any successor committee) shall be made in the committee’s reasonable discretion and be final and binding on Participants; provided that a de novo standard of review will apply to any such determinations made following a Change in Control.

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19.Claims and Appeals. Participants may submit claims for benefits by giving notice to the Company pursuant to Section 12 of the Plan. If a Participant believes that he or she has not received coverage or benefits to which he or she is entitled under the Plan, the Participant may notify the Compensation Committee in writing of a claim for coverage or benefits. If the claim for coverage or benefits is denied in whole or in part, the Compensation Committee shall notify the applicant in writing of such denial within thirty (30) days (which may be extended to sixty (60) days under special circumstances), with such notice setting forth: (i) the specific reasons for the denial; (ii) the Plan provisions upon which the denial is based; (iii) any additional material or information necessary for the applicant to perfect his or her claim; and (iv) the procedures for requesting a review of the denial. Upon a denial of a claim by the Compensation Committee, the Participant may: (i) request a review of the denial by the Compensation Committee or, where review authority has been so delegated, by such other person or entity as may be designated by the Compensation Committee for this purpose; (ii) review any Plan documents relevant to his or her claim; and (iii) submit issues and comments to the Compensation Committee or its delegate that are relevant to the review. Any request for review must be made in writing and received by the Compensation Committee or its delegate within sixty (60) days of the date the applicant received notice of the initial denial, unless special circumstances require an extension of time for processing. The Compensation Committee or its delegate will make a written ruling on the applicant’s request for review setting forth the reasons for the decision and the Plan provisions upon which the denial, if appropriate, is based. This written ruling shall be made within thirty (30) days of the date the Compensation Committee or its delegate receives the applicant’s request for review unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than sixty (60) days after receipt of the request for review. All extensions of time permitted by this Section 19 will be permitted at the sole discretion of the Compensation Committee or its delegate. If the Compensation Committee does not provide the Participant with written notice of the denial of his or her appeal, the Participant’s claim shall be deemed denied.
20.Type of Plan. The Plan is intended to be, and shall be interpreted as an unfunded employee welfare plan under Section 3(1) of ERISA and Section 2520.104-24 of the Department of Labor Regulations, maintained primarily for the purpose of providing employee welfare benefits, to the extent that it provides welfare benefits, and under Sections 201, 301 and 401 of ERISA, as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation, to the extent that it provides such compensation, in each case for a select group of management or highly compensated employees (i.e., a “top hat” plan).
21.Nonassignability. Benefits under the Plan may not be assigned by the Participant. The terms and conditions of the Plan shall be binding on the successors and assigns of the Company.
22.Section 409A.
(a)To the extent a Participant would otherwise be entitled to any payment or benefit that under the Plan, or any plan or arrangement of the Company or its affiliates, constitutes “deferred compensation” subject to Section 409A and that if paid or provided during the six (6) months beginning on the date of termination of a Participant’s employment would be subject to the Section 409A additional tax because the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment or benefit will be paid or provided (or will commence being paid or provided, as applicable) to the Participant on the earlier of the six (6) month anniversary of the Participant’s Date of Termination or the Participant’s death. In addition, any payment or benefit due upon a termination of the Participant’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Participant only upon a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). Each severance payment made under the Plan shall be deemed to be separate payments, and amounts payable under Section 3 or Section 4 of the Plan shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and

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(b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Sections 1.409A-1 through A-6.
(b)Any payment due upon a Change in Control will be paid only if such Change in Control constitutes a “change in ownership” or “change in effective control” within the meaning of Section 409A, and in the event that such Change in Control does not constitute a “change in the ownership” or “change in the effective control” within the meaning of Section 409A, such award will vest upon the Change in Control and any payment will be delayed until the first compliant date under Section 409A.
(c)Notwithstanding anything to the contrary in the Plan or elsewhere, any payment or benefit under the Plan or otherwise that is exempt from Section 409A pursuant to final Treasury Regulation Sections 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to the Participant only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the Participant’s second taxable year following the Participant’s taxable year in which the “separation from service” occurs; and provided, further, that such expenses are reimbursed no later than the last day of the Participant’s third taxable year following the taxable year in which the Participant’s “separation from service” occurs. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under the Plan is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one (1) calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Participant incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in the Plan or elsewhere, in the event that a Participant waives the provisions of another severance or change in control agreement or arrangement to participate in the Plan and such participation in the Plan is later determined to be a “substitution” (within the meaning of Section 409A) for the benefits under such agreement or arrangement, then any payment or benefit under the Plan that such Participant becomes entitled to receive during the remainder of the waived term of such agreement or arrangement shall be payable in accordance with the time and form of payment provisions of such agreement or arrangement.
23.Effective Date and Term. The Plan shall be effective as of September 19, 2016 (the “Effective Date”) and terminate on October 31, 2020; provided that, if a Change in Control occurs less than one (1) year prior to the end of the term of the Plan, the term shall be extended such that it terminates one (1) year after the date of the Change in Control.
24.Definitions. As used in the Plan, the following terms shall have the respective meanings set forth below. Capitalized terms not defined herein shall have the same meaning as under the Verifone Systems, Inc. (formerly, Verifone Holdings, Inc.) 2006 Equity Incentive Plan, as may be amended from time to time, or any successor plan thereto (the “2006 Plan”).
(a)“Base Salary” means the Participant’s annual rate of base salary as in effect on the Participant’s termination date (or, if greater, the highest annual rate of base salary during the twelve-month period immediately prior to the Participant’s termination date).
(b)“Board” means the Board of Directors of the Company.
(c)“Cause” means any of the following with respect to a Participant:
(i)the Participant’s conviction of a felony or any crime or offense lesser than a felony involving dishonesty, disloyalty or fraud with respect to the Company or any Related Entity or any of their respective properties or assets;
(ii)the Participant’s gross negligence or willful misconduct that has caused demonstrable and serious injury to the Company or a Related Entity, monetary or otherwise;

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(iii)the Participant’s willful refusal to perform or substantial disregard of duties properly assigned, as determined by the Company or a Related Entity, as the case may be;
(iv)the Participant’s breach of their duty of loyalty to the Company or a Related Entity or any act of fraud or dishonesty with respect to the Company or a Related Entity;
(v)the Participant’s engagement in insider trading;
(vi)the Participant’s breach of the Company’s ethics policy, as in effect from time to time;
(vii)the Participant’s engagement in accounting improprieties as determined by the Board in its discretion;
(viii)the Participant’s failure or refusal to cooperate with governmental investigations involving the Company; or
(ix)the Participant’s disqualification or bar by any governmental or self-regulatory authority from serving as an officer of the Company or any Related Entity.
Notwithstanding the foregoing, if a Participant is party to an effective employment agreement with the Company that provides a definition for “Cause”, “Cause” shall have the same meaning as under such agreement.

(d)“Change in Control” has the meaning set forth in the 2006 Plan.
(e)“CIC Termination Period” means the period of time beginning three months prior to a Change in Control and ending twelve (12) months following such Change in Control; provided that the period of time three months prior to such Change in Control shall only be considered part of the CIC Termination Period if the Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason at the request of a third party purchaser in connection with a Change in Control, as determined in good faith by the Compensation Committee.
(f)“Code” means the Internal Revenue Code of 1986, as amended.
(g)“Compensation Committee” means the Compensation Committee of the Board.
(h)“Competitive Enterprise” means:
(i)any business competing with the businesses of the Company as of a Participant’s Date of Termination, or
(ii)any business in which the Company has entertained discussions or has requested and received information relating to the acquisition of such business by the Company during the six-month period immediately preceding the Participant’s Date of Termination;
provided that the Participant may hold up to a 1% passive equity interest in a public company that may be a Competitive Enterprise.
(i)“Company” means Verifone Systems, Inc., together with its subsidiaries.
(j)“Date of Termination” means the effective date on which the Participant’s employment by the Company terminates as specified in a prior written notice by the Company or the Participant, as the case may be, to the other, delivered pursuant to Section 12.
(k)“Disability” means a disability that would entitle a Participant to payment of regular disability payments under any Company disability plan or as otherwise determined by the Compensation Committee.
(l)“Fiscal Year” means the period beginning on November 1 of a calendar year and ending on October 31 of the following calendar year or such other period as shall be designated by the Board as the Company’s fiscal year.
(m)“Good Reason” means the occurrence of one or more of the following circumstances, without the Participant’s express written consent:

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(i)the assignment to the Participant, without the Participant’s written consent, of substantial duties that are materially inconsistent with the Participant’s title, position, authority, duties, work location or responsibilities prior to such assignment, or any other action by the Company which results in a material diminution or material adverse change in the Participant’s title, position, authority, duties, work location or responsibilities;
(ii)a material reduction by the Company in the Participant’s aggregate rate of base salary or target annual bonus opportunity (including any material and adverse change in the formula for such targets); or
(iii)the failure of the Company to obtain the assumption of the Company’s obligations hereunder from any successor.
Notwithstanding the foregoing, a termination for Good Reason shall not have occurred unless (x) the Participant gives written notice to the Company describing in reasonable detail the Good Reason event that has occurred within ninety (90) days of the Participant’s obtaining knowledge of the event, (y) the Company has failed within thirty (30) days of receipt of such written notice to remedy the circumstances constituting Good Reason and (z) the Participant’s termination of employment occurs no later than 150 days following the initial existence of the circumstances constituting Good Reason.
Notwithstanding the foregoing, if a Participant is party to an effective employment agreement with the Company that provides a definition for “Good Reason”, “Good Reason” shall have the same meaning as under such agreement.

(n) “Performance-Based Equity Award” means any equity-based award that is subject to pre-established performance criteria and is intended to constitute performance-based compensation.
(o)“Qualifying Termination” means a termination of the Participant’s employment with the Company (i) by the Company other than for Cause or (ii) by the Participant for Good Reason after a Change in Control. Termination of the Participant’s employment on account of death, Disability, by the Company for Cause or by the Participant other than for Good Reason shall not be treated as a Qualifying Termination. Notwithstanding the preceding sentence, the death of the Participant after notice of termination for Good Reason or without Cause has been validly provided shall be deemed to be a Qualifying Termination.
(p)“Related Entity” means any subsidiary or entity in which the Company holds at least a 25% ownership interest, and any other entity designated by the Board.
(q)“Release” means a final and non-revocable general release in a form determined by the Company.
(r)“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury regulations issued thereunder.

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